Exhibit 99.1

Towerstream Reports First Quarter 2016 Financial Results

OnNet Platform Growing and Cash Burn Decreasing

MIDDLETOWN, R.I., May 10, 2016 – Towerstream Corporation (NASDAQ: TWER) (the “Company”), a leading Fixed Wireless Fiber Alternative company, announced results for the quarter ended March 31, 2016.

Q2 2016 Operating Highlights

●	FCC ruling affirms protection of Towerstream’s 3.5 GHz frequencies in Miami

●	Cash burn for Q2-16 projected to improve by 46% to $2.5 million compared to Q1-16

●	Contracts up 25% in April 2016 compared to March 2016; OnNet contracts up 57%

●	OnNet platform grows to 241 lit buildings, on target to reach 400 buildings by year end

●	Customer churn improves to 1.65% in Q1-16 compared to 1.86% in Q1-15 as compelling value of OnNet platform strengthens customer retention rates

Consolidated Statement of Operations

(All dollars are in thousands except per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenues	$6,734	$7,172

Operating Expenses
Infrastructure and access	2,552	2,499
Depreciation and amortization	2,527	2,348
Network operations	1,291	1,334
Customer support	543	673
Sales and marketing	1,495	1,331
General and administrative	1,980	1,984
Total Operating Expenses	10,388	10,169
Operating Loss	(3,654)	(2,997)
Other Income/(Expense)
Interest expense, net	(1,607)	(1,664)
Total Other Income/(Expense)	(1,607)	(1,664)
Loss from continuing operations	(5,261)	(4,661)
Loss from discontinued operations
Operating loss	(2,910)	(4,262)
Gain on sale of assets	1,178	-
Total	(1,732)	(4,262)
Net Loss	$(6,993)	$(8,923)

(Loss) gain per common share – basic and diluted
Continuing	$(0.08)	$(0.07)
Discontinued
Operating	(0.04)	(0.06)
Non-operating	0.02	-
Total	(0.02)	(0.06)
Net loss per common share – basic and diluted	$(0.10)	$(0.13)

Weighted average common shares outstanding – basic and diluted	68,051	67,857

Summary Condensed Balance Sheet

(All dollars are in thousands)

	March 31, 2016	December 31, 2015
Assets
Current Assets
Cash and cash equivalents	$9,641	$15,116
Other	1,230	783
Current assets of discontinued operations	727	1,249
Current assets held for sale	-	5,315
Total Current Assets	11,598	22,463

Property and equipment, net	20,641	21,235

Other assets	6,956	3,332
Total Assets	39,195	47,030

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	2,159	2,506
Deferred revenues and other	2,275	2,543
Current liabilities of discontinued operations	3,330	3,907
Total Current Liabilities	7,764	8,956

Long-Term Liabilities
Long-term debt	33,827	33,004
Other	1,724	2,524
Total Long-Term Liabilities	35,551	35,528

Total Liabilities	43,315	44,484

Stockholders’ Equity (Deficit)	(4,120)	2,546
Total Liabilities and Stockholders’ Equity	$39,195	$47,030

Non-GAAP Measures

We use certain Non-GAAP measures to monitor the Company's business performance and that of our segments. These Non-GAAP measures are not recognized under generally accepted accounting principles ("GAAP"). Accordingly, investors are cautioned about using or relying on these measures as alternatives to recognized GAAP measures. Our methods of calculating these measures may not be comparable to similar measures presented by other companies.

A definition of the Non-GAAP measures that we employ, and how we use them to monitor business performance, are as follows:

“ARPU” refers to the monthly average revenue per user, or customer, being generated from those customers under contract at the end of each indicated period. We calculate ARPU by dividing our monthly recurring revenue (“MRR”) at the end of a period by the number of customers generating that MRR.

“ARPU of new customers” is calculated in the same manner but only includes new customers who entered into contracts during the indicated period.

“Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from customers who have cancelled their contract. Effective January 1, 2016, we have modified our methodology to conform to common practice in the telecommunications industry. Revenue adjustments associated with customers who are modifying the (i) amount of their bandwidth or (ii) the pricing terms of their contract will no longer be included in the calculation of customer churn.

Conference Call and Webcast

A conference call led by interim Chief Executive Officer, Philip Urso, Chief Financial Officer, Joseph Hernon, and Chief Operations Officer, Arthur Giftakis, will be held on May 10, 2016 at 5:00 p.m. ET to review our financial results and provide an update on current business developments. Interested parties may participate in the conference by dialing 877-755-7423 or 678-894-3069 (for international callers). A telephonic replay of the conference may be accessed approximately two hours after the call through May 17, 2016 at 11:59 p.m. ET by dialing 855-859-2056 or 404-537-3406 (for international callers) using pass code 95369132.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/events.cfm.

About Towerstream Corporation

Towerstream Corporation (Nasdaq:TWER) is a leading Fixed Wireless Fiber Alternative company delivering high-speed Internet access to businesses. To date the company offers its broadband services in 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area. In 2014, Towerstream launched its On-Net fixed wireless service offering building owners and property managers a redundant and reliable dense urban network that directly connects with Towerstream’s fiber backbone. On-Net building tenants have access to dedicated, symmetrical Internet connectivity, with a premier SLA, for at market setting prices. For more information on Towerstream services, please visit www.towerstream.com and/or follow us @Towerstream.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net